Exhibit 4


                       DISTRIBUTION AND PURCHASE AGREEMENT

            This DISTRIBUTION AND PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 30, 2002, by and among Cedric Kushner ("Kushner"), James DiLorenzo ("DiLorenzo") and Livingston Investments, LLC, a Florida limited liability company ("Livingston").

                                    RECITALS

            WHEREAS, Kushner, DiLorenzo, Cedric Kushner Boxing, Inc., a Delaware corporation ("Boxing") and Zenascent, Inc., a Delaware corporation ("Zenascent"), have negotiated an Agreement and Plan of Merger pursuant to which Zenascent would acquire Boxing by merger (the "Zenascent Merger Agreement");

            WHEREAS, the consummation of the transactions contemplated by the Zenascent Merger Agreement is conditioned upon Boxing's acquisition by merger (the "Big Content Merger") of Big Content, Inc., a Delaware corporation ("Big Content"), all of the issued and outstanding capital stock of which is owned by Livingston and its Affiliates and DiLorenzo;

            WHEREAS, in order to induce Livingston, in its capacity as controlling stockholder of Big Content, to approve the Big Content Merger, Kushner and DiLorenzo (each, a "Restricted Person") are prepared to agree with Livingston on certain conditions to and restrictions on the transfer by Restricted Persons of Zenascent capital stock; and

            WHEREAS, in consideration for their agreement to the abovementioned conditions and restrictions, Livingston is prepared to agree with Kushner and DiLorenzo on certain restrictions on its transfer of certain Zenascent capital stock.

            NOW, THEREFORE, in reliance on and in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

      1.    RESTRICTIONS ON TRANSFER OF ZENASCENT STOCK

            (a) A Restricted Person may not transfer, assign, sell, pledge, hypothecate or otherwise encumber any shares of Zenascent capital stock (any such transaction, a "Transfer") without Livingston's prior written consent, provided that a Restricted Person may Transfer up to fifty percent (50%) of the shares of Zenascent capital stock then held by him (a "Restricted Sale") in compliance with the provisions of Sections 2(a) and 3.

            (b) Except as contemplated under section 3(b) of the Consulting Agreement, dated as of the date hereof, by and between Zenascent, Big Content, Cedric Kushner Promotions, Ltd., a New York corporation ("CKP"), Boxing and Livingston (the "Consulting Agreement"), Livingston shall not, and shall cause each of its Affiliates (as hereinafter defined) not to, Transfer any shares of Series C Convertible Redeemable Preferred Stock, par value $0.01 per share, of Zenascent ("Series C Stock"), other than to Cedric Kushner, James DiLorenzo or any of their respective Affiliates. As used herein, an "Affiliate" shall have


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the meaning ascribed to such term in Rule 12b-2 of the General Rules and
Regulations under the Securities and Exchange Act of 1934, as amended.


      2.    PURCHASE OBLIGATION

            (a) Subject to the provisions of Section 3(b), within five (5) days after the consummation of a Restricted Sale, the Restricted Person making such Restricted Sale shall purchase from Livingston, to the extent then held by Livingston, shares of Series C Stock having an aggregate value equal to the following percentage of the net proceeds of such Restricted Sale to such Restricted Person: (a) until such time as Livingston and its Affiliates have received an aggregate of $2,500,000 in Covered Payments (as defined in Section 4(b)), fifty percent (50%); and (b) thereafter, thirty-three percent (33%).

            (b) Within five (5) days after his receipt of any cash dividends or other distributions with respect to the Zenascent capital stock then held by him, a Restricted Person shall purchase from Livingston, to the extent then held by Livingston, Series C Stock having an aggregate value equal to fifty percent (50%) of the net amount of such dividend or distribution.

            (c) The price per share of any Series C Stock purchased from Livingston pursuant to this Section 2 shall be the liquidation value of such Series C Stock.


      3.    DISTRIBUTION OF CERTAIN PROCEEDS

            (a) Within five (5) days after the consummation of a Transfer of common stock, par value $0.01 per share, of Zenascent ("Zenascent Common Stock") by a Restricted Person, such Restricted Person shall pay over to Livingston:

                  (i) in the event his Aggregate Proceeds (as hereinafter defined) after giving effect to such Transfer are greater than $10,000,000, ten percent (10%) of his net proceeds from such Transfer, provided that no payments shall be made pursuant to this Section 3(a)(i) in respect of Aggregate Proceeds in excess of $15,000,000; and

                  (ii) in the event his Aggregate Proceeds after giving effect to such Transfer are greater than $15,000,000, fifteen percent (15%) of his net proceeds from such Transfer (but only in respect of net proceeds from such Transfer for which payments were not made pursuant to Section 3(a)(i)), provided that no payments shall be made pursuant to this Section 3(a)(ii) in respect of Aggregate Proceeds in excess of $50,000,000.

            (b) In the event of any conflict or inconsistency between the provisions of this Section 3 and the provisions of Section 2(a), the provisions of this Section 3 shall govern.

            (c) As used herein, "Aggregate Proceeds" shall mean the aggregate of the gross proceeds to the Restricted Person from all his Transfers of Zenascent Common Stock.


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      4.    TERMINATION

            (a) This Agreement shall terminate in accordance with the terms of
Section 4(b) hereof; provided that the provisions of Sections 3, 7(f) and 7(g) shall survive the termination of this Agreement. The obligations of Kushner and DiLorenzo pursuant to Section 2 shall terminate immediately upon the termination of this Agreement.

            (b) This Agreement shall terminate immediately upon the receipt by Livingston and its Affiliates, including but not limited to Mackin Charitable Remainder Trust, a Florida trust ("Mackin"), of an aggregate of (i) $4,300,000 in Covered Payments (as hereinafter defined), if received not later than March 25, 2005 or (ii) $5,300,000 in Covered Payments, if received not later than March 25, 2012. As used herein, "Covered Payments" shall mean all payments pursuant to (1) this Agreement, (2) the Consulting Agreement, (3) the 10% Promissory Note, made as of March 15, 2002, by Boxing to Mackin, (4) section 1.4(b) of the Agreement and Plan of Merger, dated as of March 8, 2002, by and among Boxing, CKP, Big Content Acquisition Corp., a Delaware corporation, Big Content, Mackin and Livingston, and (5) proceeds from the sale of Zenascent Common Stock acquired pursuant to the warrant to purchase Zenascent Common Stock issued to Livingston and/or its Affiliates pursuant to section 1.3(a)(iii) of the Amended and Restated Agreement and Plan of Merger, dated as of February 21, 2002, by and among the Zenascent, Zenascent Newco Inc., a Delaware corporation, Boxing, CKP, Cedric Kushner and James DiLorenzo.

      5.    REPRESENTATIONS AND WARRANTIES OF THE PARTIES

            (a) Livingston hereby represents and warrants to Kushner and DiLorenzo that:

                  (i) it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

                  (ii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by the application of general principles of equity (whether in a proceeding in equity or at law);

                  (iii) its execution, delivery and performance of this Agreement will not conflict with or constitute a breach or default under or violate any agreement to which it is a party or by which any of its properties is bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable it or its properties; and

                  (iv) no consent, authorization, license, approval or other action by, and no notice to or filing or registration with, any court or governmental authority or regulatory body of any jurisdiction or any other third party is required for its valid execution, delivery or performance of this Agreement.


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            (b)   Each of Kushner and DiLorenzo hereby represents and warrants to Livingston that:

                  (i) this Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by the application of general principles of equity (whether in a proceeding in equity or at law);

                  (iii) his execution, delivery and performance of this Agreement will not conflict with or constitute a breach or default under or violate any agreement to which he is a party or by which any of his properties is bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable him or his properties; and

                  (iv) no consent, authorization, license, approval or other action by, and no notice to or filing or registration with, any court or governmental authority or regulatory body of any jurisdiction or any other third party is required for his valid execution, delivery or performance of this Agreement.

      6.    NOTICES

            All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the next business day after it shall have been deposited with a nationally recognized overnight courier (such as Federal Express), or sent by telecopier, as follows (or at such other address or telecopier number for a party as shall be duly specified by like notice):

            (a)   If to Kushner or DiLorenzo, to him at:

                  c/o Cedric Kushner Boxing, Inc.
                  1 Montauk Highway
                  Southampton, New York 11968
                  Telecopier:  (516) 726-7777,

                  with a copy to:

                  Greenberg Traurig, LLP
                  200 Park Avenue
                  New York, New York  10166
                  Attn:  Michael B. Solovay, Esq.
                  Telecopier:  (212) 801-6400


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            (b)   If to Livingston, to it at

                  241 Bradley Place
                  Palm Beach, Florida  33480
                  Attn:  Chester F. English
                  Telecopier:  (561) 833-9060

                  with a copy to:

                  Law Offices of Harrison K. Chauncey
                  241 Bradley Place
                  Palm Beach, Florida 33480
                  Attn:  Mark R. Brown, Esq.
                  Telecopier:  (561) 833-9060

      7.    MISCELLANEOUS

            (a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

            (b) This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives, including any corporation or other business organization with which Livingston may merge or consolidate.

            (c) This Agreement shall not be assigned or otherwise transferred by a party (other than by Livingston to an Affiliate) without the prior written consent of the other parties hereto.

            (d) This Agreement may not be changed, modified or extended except upon written amendment executed by the Kushner, DiLorenzo and Livingston. The waiver by a party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

            (e) If any provision of this Agreement is held invalid or unenforceable by any court or other tribunal of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            (f) All questions or disputes pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.

            (g) Each of the parties hereby agrees to (i) submit to the personal jurisdiction of the United States District Court for the Southern District of New York (and all appropriate appellate courts), or, if jurisdiction in such court is lacking, any court of the State of New York of competent jurisdiction


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sitting in New York County (and all appropriate appellate courts), in connection with any action or dispute hereunder, and (ii) irrevocably waive any objection it may now or hereafter have as to the venue of any proceeding brought in any such court or that any such court is an inconvenient forum. In the case any action or dispute shall be brought hereunder, the losing party or parties thereto shall pay all attorney fees, court costs and fees and costs of the prevailing party or parties thereto incident to such action or dispute or the appeal thereof.

            (h) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



/s/ CEDRIC KUSHNER
------------------------------------
CEDRIC KUSHNER



/s/  JAMES DILORENZO
------------------------------------
JAMES DILORENZO


LIVINGSTON INVESTMENTS, LLC



By: /s/  Chester F. English
    --------------------------------
    Chester F. English
    Managing Member